Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

SANTA FE PETROLEUM, INC.

SANTA FE PETROLEUM., a corporation existing under the laws of the State of Delaware (the “Corporation”), by its Chief Executive Officer, hereby certifies as follows:

1. The name of the Corporation is “Santa Fe Petroleum, Inc.”

2. The Corporation’s Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on April 5, 2011, and amended on May 18, 2012.

3. This Amended Restated Certificate of Incorporation restates, integrates and amends the Certificate of Incorporation of the Corporation.

4 . This Amended and Restated Certificate of Incorporation was duly adopted by joint written consent of the directors and stockholders of the Corporation in accordance with the applicable provisions of Sections 141(f), 228, 242 and 245 of the General Corporation Law of the State of Delaware (“GCL”).

5. The text of the Certificate of Incorporation of the Corporation is hereby amended and restated to read in full as follows:

ARTICLE ONE

The name of this Corporation (hereinafter called this “Corporation”) is Santa Fe Petroleum, Inc.

ARTICLE TWO

The address of the registered office of this Corporation in the State of Delaware is 113 Barksdale Professional Center, Delaware, City of Newark, County of Delaware, Zip Code 19711, and the name of the registered agent of this Corporation in the State of Delaware at such address is Delaware Intercorp, Inc.

ARTICLE THREE

The purpose of this Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE FOUR

This Corporation is authorized to issue two classes of stock to be designated, respectively, Preferred Stock (“Preferred Stock”) and Common Stock (“Common Stock”). The total number of shares of capital stock that this Corporation shall have authority to issue is three hundred fifteen million (315,000,000). The total number of shares of Preferred Stock this Corporation shall have authority to issue is fifteen million (15,000,000). The total number of shares of Common Stock this Corporation shall have authority to issue is three hundred million (300,000,000). The Preferred Stock shall have a par value of $0.01 per share and the Common Stock shall have a par value of $0.0001 per share.

Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board of Directors”) is expressly authorized to provide for the issue of all or any unissued and undesignated shares of Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares (a “Preferred Stock Designation”) and as may be permitted by the General Corporation Law of the State of Delaware. The Board of Directors is also expressly authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of shares of stock of the corporation representing a majority of the votes represented by all outstanding shares of stock of the corporation entitled to vote, notwithstanding the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

ARTICLE FIVE

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors shall have the power, both before and after receipt of any payments for any of the Corporation’s capital stock, to adopt amend, repeal or otherwise alter the Bylaws of the Corporation without any action on the part of the stockholders; provided, however, that the grant of such power to the Board of Directors shall not divest the stockholders of nor limit their power, to adopt, amend, repeal or otherwise alter the Bylaws.

ARTICLE SIX

Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE SEVEN

The Corporation reserves the right to adopt, repeal, rescind or amend in any respect any provisions contained in this Certificate of Incorporation in the manner now or hereafter prescribed by applicable law, and all rights conferred on stockholders herein are granted subject to this reservation.

ARTICLE EIGHT

A director of the Corporation shall, to the full extent permitted by the Delaware General Corporation law as it now exists or as it may hereafter be amended, not be liable to the Corporation or to stockholders for monetary damages for breach of fiduciary duty as a director. Neither any amendment nor repeal of this Article Eight, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article Eight, shall eliminate or reduce the effect of this Article Eight in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article Eight would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE NINE

The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer, employee or agent of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer, employee or agent at the request of the Corporation or any predecessor to the Corporation.

ARTICLE TEN

Without limiting the Corporation’s rights or obligations under any contract or agreement, the Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any potential transaction or matter that may be an opportunity for the Corporation that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of (i) the Corporation or (ii) any of its Affiliates (each a “Covered Person” and collectively, “Covered Persons”), unless such potential transaction or matter is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as an Affiliate. An “Affiliate” is, with respect to the Corporation, any other person directly or indirectly controlling, controlled by or under common control with such person, which shall include any Director (including in such person’s capacity as an observer on any committee of the Board of Directors) who has been designated by the Corporation.